Exhibit 19.1

Procedures And Guidelines Governing Insider Trading And Tipping

I.Purpose

In order to comply with federal and state securities laws governing (a) trading in securities while in the possession of “material nonpublic information”, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to, among other things, prevent even the appearance of improper insider trading or tipping, protect Prestige Consumer Healthcare Inc. (the “Company”) from controlling person liability and protect the reputation of the Company, its directors, officers and employees, the Company has adopted this policy for certain persons who may have access to the Company’s material nonpublic information.

II.Scope

A.This policy covers all directors, officers and employees of the Company, their family members who reside with them or whose transactions are subject to their influence or control, others who reside with them, and any corporations, partnerships, trusts or other entities owned or controlled by the foregoing persons and any trusts in which such persons are trustees or beneficiaries ("Applicable Trusts") (collectively referred to as “Insiders”), and any outsiders, including consultants, whom the Insider Trading Compliance Officer may designate as Insiders because they have or may gain access to material nonpublic information concerning the Company.

B.The policy applies to any and all transactions in the Company’s securities, including (unless specifically excluded herein) its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. The policy also applies to any and all transactions in the securities of entities which the Company is or may be pursuing as a merger, acquisition, joint venture or other business combination target (“Target Companies”) and the securities of entities which the Company is doing business with (“Business Partners”). Transactions subject to this policy include, but are not necessarily limited to, purchases and sales, whether in the open market or with the Company; transfers to anyone or any entity, whether with or without consideration; gifts; pledging of shares or options; and the granting of an option to acquire an Insider’s interest in Company securities. It is also the Company’s policy that the Company may not engage in transactions in the Company’s securities while in possession of material nonpublic information concerning the Company.

C.The policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company, and to all new directors, officers, employees and designated outsiders at the start of their employment or other relationship with the Company. Upon first receiving a copy of the policy or any revised versions, each Insider must sign an acknowledgement that he or she has received a copy and agrees to comply with the policy’s terms. Officers, employees, directors and certain designated Insiders and outsiders may be required to certify compliance with the policy on an annual basis.

III.Insider Trading Compliance Officer

The Company has designated the General Counsel as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review the certifications of persons trading made pursuant to Section V.C.1.b and, based on such certifications, either approve or prohibit all proposed trades by Insiders and designated outsiders in accordance with the procedures set forth in Section V.C., below.

In addition to the trading approval duties described in Section V.C., below, the duties of the Compliance Officer will include the following:

A.Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B.Responding to all inquiries relating to this policy and its procedures.

C.Designating and announcing Special Blackout Periods, as defined below.

D.Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such outsiders who the Compliance Officer determines have or may gain access to material nonpublic information concerning the Company.

E.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 15, 20A and 21A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and related regulations of the New York Stock Exchange (“NYSE”) and Financial Industry Regulatory Authority, Inc. (“FINRA”); and assisting in the preparation and filing of all required reports with the U.S. Securities and Exchange Commission (“SEC”) relating to insider trading in the Company’s securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

F.Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations or the regulations of FINRA or NYSE.

G.Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

The Chief Financial Officer will perform the duties of the Compliance Officer in the event that the Compliance Officer is unable to or unavailable to perform such duties.

Notwithstanding the Compliance Officer’s duties under this policy, each Insider is responsible for ensuring his or her own compliance with this policy, as well as compliance by each family member, each corporation, partnership, trust or other entity owned or controlled by the Insider, each Applicable Trust. Any action on the part of the Company, the Compliance Officer or any other director, officer or employee pursuant to this policy does not insulate an Insider from liability under applicable securities laws.
IV.Definition of “Material Nonpublic Information”

A.“Material” Information

There is no bright-line rule as to what constitutes “material” information. Generally speaking, information about the Company, a Target Company, or a Business Partner is “material” if there is a substantial likelihood that a reasonable stockholder would consider the information important in making a decision to buy or sell the Company’s, Target Company’s, or Business Partner’s securities, or, stated another way, if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company, Target Company, or Business Partner. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company’s, Target Company’s, or Business Partner’s securities, beyond normal daily fluctuations. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•Projections and strategic plans.
•Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
•New major contracts, order, suppliers, customer, or finance sources, or the loss thereof.
•Major discoveries or significant changes or developments in products or product lines, governmental actions, research or technologies.
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•Significant pricing changes.
•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Sales of the Company’s securities by insiders.
•Significant changes in senior management.
•Significant labor disputes or negotiations.
•Actual or threatened major litigation, or the resolution of such litigation.

B.“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public in a manner making it available to investors generally, including, without limitation, through major newswire services, national news services and financial news services or the filing of public documents as required with the SEC. For the purposes of this policy, information will be considered public, i.e., no longer

“nonpublic,” after the close of trading on the second full trading day following the company’s widespread public release of the information.

V.Statement of Company Policy and Procedures

A.Prohibited Activities

1.No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.

2.No Insider may trade in Target Company or Business Partner securities while possessing material nonpublic information concerning the Target Company or Business Partner.

3.No Insider may trade in Company securities during any Blackout Periods or Special Blackout Periods designated by the Compliance Officer.

4.No Insider may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section V.C., below, and, if required for such trade, a Form 144 filing with the SEC was also approved by the Compliance Officer. Insiders who wish to sell Company securities in order to realize their profits are strongly encouraged to sell their securities pursuant to a predetermined written plan meeting the requirements of Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) which is approved by the Compliance Officer. To the extent possible, Insiders should retain all records and documents that support their reasons for making each trade.

5.The Compliance Officer may not trade in Company securities unless the trade(s) and, if required, a Form 144, have been approved by the Company’s Chief Financial Officer in accordance with the procedures set forth in Section V.C. below.

6.No Insider may “tip” or disclose material nonpublic information concerning the Company, a Target Company, or a Business Partner to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company. In any instance in which such information is disclosed to outsiders, the Company shall take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

7.No Insider may give trading advice of any kind about the Company, a Target Company, or a Business Partner to anyone while possessing material nonpublic information about the Company, a Target Company, or a Business Partner, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

8.The prohibitions on “tipping,” disclosure of material nonpublic information concerning the Company, and giving trading advice about the Company apply equally to communications made on the internet or through social media.

9. No Insider may engage in “short sales” of Company securities, where the Insider sells Company securities that he or she does not own.

B.Blackout Periods

1.The period beginning two weeks prior to the end of the last calendar month of each quarter and ending two trading days following the date of public disclosure of the financial results for that quarter (the "Blackout Period") is a particularly sensitive period of time for transactions in the Company's stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees and consultants will, during that period, often possess material nonpublic information about the expected financial results for the quarter. Except as set forth in Section V.D., no Insider may trade in Company Securities during a Blackout Period, although the Compliance Officer may waive the restriction if he or she determines such person does not possess material nonpublic information based on the certification of such person pursuant to Section V.C.1.b.

2.From time to time, certain directors, officers, employees and consultants may have access to material nonpublic information about the Company. In that circumstance, the Compliance Officer, in consultation with Company management, may designate a special blackout period ("Special Blackout Period") during which trading in Company securities (as well as securities in Target Companies or Business Partners, depending on the circumstance) by those directors, officers, employees and consultants designated by the Compliance Officer shall be prohibited. In addition, the Compliance Officer will designate a Special Blackout Period for the four business day period immediately prior to and following an announcement by the Company of a share repurchase program, during which Insiders may not trade in Company securities. The Company is required to disclose any trades by directors and Section 16 officers within such period, and to avoid any potential appearance of impropriety surrounding a share repurchase program, no Insider may trade in Company securities during such Special Blackout Period.

2.No Insiders may disclose to any outside third party that a Special Blackout Period has been designated.

C.Procedures for Approving Trades by Insiders

1.Regardless of the proposed timing or type of trade, no Insider may trade in Company securities until:

a.The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);

b.The person trading has certified to the Compliance Officer in writing at the time of such proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;

c.The person trading has notified and received approval from the Compliance Officer for the filing of a Form 144 with the SEC, if required for such trade; and

d.Based on the certifications of the person trading pursuant to Section V.C.1.b, the Compliance Officer has approved the trade(s), and the Compliance Officer has certified such approval in writing.

2.Trades made pursuant to Rule 10b5-1 Plans and non-Rule 10b5-1 trading arrangements

a.The Company must pre-approve any plan, arrangement or trading instructions, etc. prepared pursuant to Rule 10b5-1 involving potential sales (or purchases) of stock or option exercises and sales, etc. (any such plan prepared in accordance with Rule 10b5-1, a “10b5-1 Plan”). The Company’s pre-approval requirements also apply to any modification of a 10b5-1 Plan (other than modifications that do not change the amount, price or timing of transactions under the 10b5-1 Plan), which is considered the termination of the existing 10b5-1 Plan and the adoption of a new 10b5-1 Plan.

b.In reviewing any 10b5-1 Plan, the Company shall:

i.Verify that at the time a 10b5-1 Plan is entered into, there is no material nonpublic information about the Company (even if the Insider proposing the 10b5-1 Plan is not aware of such information) and that the 10b5-1 Plan includes a certification from such Insider that (i) the Insider is not aware of any material nonpublic information about the Company, and (ii) the Insider is adopting the 10b5-1 Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b-5;
ii.Ensure that the first trade authorized by any 10b5-1 Plan does not occur until a time following any required “cooling-off” period required by Rule 10b5-1(c);
iii.Verify that the Insider has no overlapping 10b5-1 Plan and that, if the 10b5-1 Plan is a single-trade plan, the Insider has not entered into any other single-trade 10b5-1 Plan with the prior 12 months, unless certain exceptions enumerated under Rule 10b5-1(c)(1)(ii) apply;
iv.Ensure that the 10b5-1 Plan provides, where appropriate, for compliance with the restrictions set forth in Section V.B. above;
v.Ensure that the Company discloses the 10b5-1 Plan in the Company’s 10-Q or 10-K filed for the period in which the Plan was adopted; and
vi.Ensure that the 10b5-1 Plan includes a procedure with whomever is handling the transactions pursuant to the 10b5-1 Plan that will guarantee:

1.    Prompt filings of Forms 4 and 5 with the SEC after each transaction, including an indication that the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c);
2.    Compliance with Rule 144 and/or Rule 145, if appropriate, at the time of any sale; and
3.    Cessation of any transactions during any Special Blackout Periods imposed on such Insider.

3.The existence of the foregoing approval processes does not in any way obligate the Compliance Officer to approve any particular trades or 10b5-1 Plans proposed by Insiders. The Compliance Officer may reject any trading requests or 10b5-1 Plans at his sole reasonable discretion.

4.Regardless of whether an Insider has plans to trade in the Company’s securities, any Form 144 filing by an Insider with the SEC must be pre-approved by the Compliance Officer prior to any filing.

5. Non-Rule 10b5-1 Trading Arrangements are defined by the SEC as written trading arrangements that do not meet all of the requirements of a Rule 10b5-1 Plan, but otherwise are adopted by a director or Section 16 officer when he or she is not aware of material non-public information about the Company and (i) specify the amount and price of securities to be purchased or sold and the date on which such securities are to be purchased or sold, (ii) include a formula, algorithm or computer program to determine the number of securities to be purchased or sold and the price at which the securities are to be purchased or sold, or (iii) do not permit the equityholder to exercise any influence over how, when or whether to effect a purchase or sale of securities (and any person who does exercise such influence may not be aware of material nonpublic information when doing so). Insiders are prohibited from entering into such non-Rule 10b5-1 Trading Arrangements because they do not comply with the requirements of Rule 10b5-1 (to provide a clear affirmative defense to insider trading liability) and are more likely to be scrutinized for abuse.

D.Exceptions to Trading Prohibitions

The prohibition on trading in Company securities during Blackout Periods, during Special Blackout Periods, or while otherwise in possession of material nonpublic information does not apply to:

a.purchases made under an employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold during a Blackout Period or any Special Blackout Period;

b.exercises of stock options or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligation, in each case in a manner permitted by the applicable stock option; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) during a Blackout Period or Special Blackout Period or, if outside a Blackout Period or Special Blackout Period, without receiving the approval of the Compliance Officer;

c.automatic sales of shares of the Company’s common stock through a Company-contracted service provider or broker to cover any taxes due as a result of the vesting of restricted stock or restricted stock units, where the amount of shares sold is based on the Insider’s taxable income, the market price of the common stock on the date that the restricted stock or restricted stock units vest (the “Vesting Date”) or the market price on the date of the sale, which date shall be as soon as possible after the Vesting Date;

d.acquisitions or dispositions of Company common stock under the Company’s 401(k) plan, which are made pursuant to standing instructions not entered into or modified during a Blackout Period or Special Blackout Period or while otherwise in possession of material nonpublic information; and

e.    purchases or sales made pursuant to an approved 10b5-1 Plan.

E.    Hedging Transactions, Margin Accounts and Pledges, and Short Sales

1.Hedging Transactions. No Insider may engage in hedging or monetization transactions, which can generally be described as transactions that cause the economics associated with such Insider’s stock ownership in the Company to be different from his or her actual stock ownership. Such transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions permit one to continue to own an issuer’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, one would no longer have the same objectives as the issuer’s other shareholders. As a result, Insiders are prohibited from engaging in any such transactions with respect to Company securities.

2.Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without an Insider’s consent if the Insider fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the Insider defaults on the loan. Because a margin or foreclosure sale may occur at a time when an Insider is aware of material nonpublic information or otherwise are not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where an Insider wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an Insider wishes to pledge Company securities as collateral for a loan, such Insider must submit a request for approval to the Company’s Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

3.No Insider may engage in short sales of Company securities, in which the Insider sells Company securities that he or she does not yet own. Short sales may indicate that the seller believes the securities are likely to decline in value and that the seller lacks confidence in the issuer’s performance. A short seller would no longer have the same objectives as the issuer’s other shareholders, and Insiders are therefore prohibited from engaging in short sales with respect to Company securities.

F.    Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short swing trading by officers and directors or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

G. Notification of Approved Trades After Execution

Any Insider who is permitted to trade Company securities pursuant to any provision of this Section V must notify the Compliance Officer, by email, promptly upon the execution of such trade, but in no event later than the next business day after the execution of such trade. Such notice shall include all relevant details of such trade, including, but not limited to:

a.the name of the entity in whose name the trade was made;
b.the type and amount of securities subject to the trade;
c.the price at which the securities were traded; and
d.the new number of securities owned, directly or indirectly, by the Insider subsequent to the execution of the trade.

H.    Termination of 10b5-1 Plan

Any Insider with a 10b5-1 Plan must notify the Compliance Officer promptly upon termination of such 10b5-1 Plan [or any trading arrangement that does not meet the requirements of Rule 10b5-1].

VI.Potential Civil, Criminal and Disciplinary Sanctions

A.Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Under US law, persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tipper, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also face major civil and/or criminal penalties.

B.Company Discipline

Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, or by any corporation, partnerships, trust or other entity owned or controlled by any of the foregoing persons or any Applicable Trust or Applicable Corporation, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.Reporting of Violations

Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s outside legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC, FINRA, NYSE or other appropriate governmental authority.

VII.Inquiries

Please direct all inquiries regarding this policy to the Compliance Officer.

Issued: June 19, 2014
Revised: October 30, 2023